Exhibit 99.1
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
(605) 988-1000
communications@lodgenet.com
LODGENET APPOINTS EDWARD L. SHAPIRO OF PAR CAPITAL
TO BOARD OF DIRECTORS

     SIOUX FALLS, SD, November 19, 2010 — LodgeNet Interactive Corporation (NASDAQ:LNET) today announced the addition of Edward L. Shapiro to its Board of Directors. With the appointment of Mr. Shapiro, LodgeNet increases the size of its Board to nine directors. Mr. Shapiro will stand for election by the stockholders at the time of the Company’s 2011 Annual Meeting.
     Mr. Shapiro is a partner at PAR Capital Management, Inc., a Boston-based investment management firm specializing in investments in travel, media and Internet-related companies. Prior to joining PAR Capital in 1997, Mr. Shapiro was a Vice President at Wellington Management Company, LLP and before that an Analyst at Morgan Stanley & Co. PAR Capital has been a long-time investor in LodgeNet, currently holding both common and preferred stock.
     “Ed Shapiro is an astute and analytical investor with substantial expertise in creating value within travel, media and technology businesses,” said Scott C. Petersen, Chairman and CEO of LodgeNet. “We are extremely pleased to welcome Ed to our Board. He will be a great resource for our company as we continue to build upon our leadership position in providing media and connectivity solutions for hospitality and healthcare businesses.”
     “I have followed LodgeNet since its IPO in 1993 and I am extremely proud to join its Board of Directors,” said Shapiro. “LodgeNet is in the midst of an exciting transformation and I am eager to begin working with the Board and management to help achieve its goals.”
     Mr. Shapiro is currently on the board of three private companies: Legend 3-D, a leading digital media technology company, Row 44, an in-flight broadband company and Lumexis Corp, a manufacturer of advanced in-flight entertainment and connectivity systems. Mr. Shapiro is also on the Trust Board for Children’s Hospital Boston. He previously served on the board of US Airways from 2005-2008. Mr. Shapiro earned his BS in economics from the University of Pennsylvania’s Wharton School in 1986 and an MBA from UCLA’s Anderson School of Management in 1990.
About LodgeNet
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
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